Exhibit 23.1

                       [LETTERHEAD OF CUTLER & CO., LLC]


To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Nimtech Corp. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated October 14, 2014, on the balance sheet of Nimtech Corp. as of July 31, 2014 and the related statements of operations, changes in shareholder's equity and cash flows for the period from February 4, 2014 (Inception) to July 31, 2014 which appear in such Registration Statement.

We also consent to the references to us under the headings "Experts" in such Registration Statement.


                                             /s/ Cutler & Co. LLC
Arvada, Colorado                             -----------------------------------
October 17, 2014                             Cutler & Co. LLC